Exhibit 99.1

LAKELAND BANCORP, INC. ANNOUNCES MANAGEMENT TRANSITIONS

Oak Ridge, NJ—January 3, 2017. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp” or the “Company”), the parent company of Lakeland Bank, announced several management team transitions, in line with the Company’s long-term succession planning process.

Stewart E. McClure, Jr. is retiring as of December 31, 2016. Mr. McClure had served as Senior Executive Vice President of the Company and Regional President of the Bank since 2013, after the Company’s acquisition of Somerset Hills Bancorp and Somerset Hills Bank, where Mr. McClure had served as President and CEO.

As of January 1, 2017, Robert A. Vandenbergh will continue to serve as Senior Executive Vice President of the Company and Regional President of the Bank, and will transition his role of Chief Operating Officer of the Company to Ronald E. Schwarz, Senior Executive Vice President and Chief Revenue Officer of the Company and the Bank.

Joseph F. Hurley, Executive Vice President and Chief Financial Officer of the Company and the Bank, is expected to retire in July 2017, and Thomas F. Splaine, Jr., First Senior Vice President and Chief Accounting Officer of the Company and the Bank, is expected to assume the position of Chief Financial Officer upon completion and filing of the Company’s 2016 Annual Report on Form 10-K in March 2017.

About the Company

As of September 30, 2016, the Company had consolidated total assets of $4.90 billion, total loans and leases of $3.79 billion, deposits of $3.94 billion and stockholders’ equity of $498.7 million. Lakeland Bank currently operates 52 New Jersey branch offices in Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex and Union counties; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications.

Forward-Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Lakeland Bancorp does not assume any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President & CEO

Joseph F. Hurley

EVP & CFO

973-697-2000